Exhibit 99.1

Selective Reports Excellent Results for the Fourth Quarter of 2018 - Net Income per Diluted Share of $0.76;
Record Non-GAAP Operating Income1 per Diluted Share of $1.20; and Strong Full Year 2018 Results with a Return on Equity ("ROE") of 10.2% and Non-GAAP Operating ROE1 of 12.5%

In the fourth quarter of 2018:

•	Net premiums written ("NPW") grew 5%

•	GAAP combined ratio was 92.7%

•	After-tax net investment income was up 42%, to $44 million

•	Annualized ROE was 10.4% and non-GAAP operating ROE was 16.3%

Branchville, NJ - January 31, 2019 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter ended December 31, 2018. Net income per diluted share was $0.76, compared to $0.51 a year ago. Non-GAAP operating income per diluted share was up 40%, to $1.20. After-tax net realized losses were $0.44 per diluted share in the fourth quarter, reflecting significant opportunistic trading activity that will enhance our fixed income portfolio and 2019 after-tax net investment income. The Company generated an overall after-tax portfolio yield of 2.8% in 2018 and ended the year with 3.33 of invested assets per dollar of stockholders' equity.

"In the fourth quarter, we generated a 92.7% GAAP combined ratio, or 90.3% excluding catastrophe losses," said Gregory E. Murphy, Chairman and Chief Executive Officer. "For the year, non-GAAP operating ROE was 12.5%, exceeding our ROE target of 12%. We are extremely proud of our continued track record of generating solid returns for our shareholders, as this was the fifth consecutive year the Company generated double digit non-GAAP operating ROEs."

"We continue to execute on disciplined growth, with our net premiums written increasing 6% in 2018, driven by commercial lines renewal pure price increases of 3.5% and strong retention in our standard lines of business of 83%," Mr. Murphy added. "Our investment portfolio generated superior results for the year with after-tax net investment income up 35% from 2017, to $160 million, driven by: (i) higher interest rates; (ii) active portfolio management; (iii) excellent operating cash flow that was 18% of NPW; (iv) improved alternative investment returns; and (v) a lower Federal income tax rate."

Mr. Murphy continued, "The Company's financial results and our best in class employees' successful execution on our strategic objectives, have allowed Selective to be in its strongest financial position ever going into 2019. We maintained our standard commercial lines written renewal pure price increases in line with expected claim inflation. The targeted underwriting actions we took in our excess and surplus lines have improved results in this segment. Through our state expansion efforts, we entered five new states for standard commercial lines and two new states for standard personal lines in the last 18 months, which provides additional runway for growth. All of these achievements coupled with strong relationships with our 'ivy league' distribution partners, continued investment in sophisticated underwriting tools, and a focus to provide a superior experience to our customers, will allow for continued outperformance relative to the industry."

Operating Highlights

Consolidated Financial Results	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ and shares in millions, except per share data	2018		2017			2018		2017
Net premiums written	$582.8		553.8	5%		$2,514.3		2,370.6	6%
Net premiums earned	625.3		590.1	6		2,436.2		2,291.0	6
Net investment income earned	54.1		42.6	27		195.3		161.9	21
Net realized and unrealized (losses) gains, pre-tax	(37.9)		(1.1)	(3,263)		(54.9)		6.4	(964)
Total revenues	643.0		633.7	1		2,586.1		2,470.0	5
Net underwriting income, after-tax	35.9		27.5	30		95.7		100.3	(5)
Net investment income, after-tax	44.2		31.2	42		160.5		118.5	35
Net income	45.8		30.2	51		178.9		168.8	6
Non-GAAP operating income[1]	72.0		51.2	41		218.6		184.9	18
Combined ratio	92.7%		92.8	(0.1)	pts	95.0%		93.3	1.7	pts
Loss and loss expense ratio	58.7		57.8	0.9		61.5		58.7	2.8
Underwriting expense ratio	33.7		34.7	(1.0)		33.2		34.4	(1.2)
Dividends to policyholders ratio	0.3		0.3	—		0.3		0.2	0.1
Catastrophe losses	2.4	pts	0.3	2.1		3.6	pts	2.9	0.7
Non-catastrophe property losses	13.3		14.8	(1.5)		14.8		13.3	1.5
(Favorable) prior year reserve development on casualty lines	(2.8)		(1.7)	(1.1)		(1.7)		(2.1)	0.4
Net income per diluted share	$0.76		0.51	49%		$3.00		2.84	6%
Non-GAAP operating income per diluted share[1]	1.20		0.86	40		3.66		3.11	18
Weighted average diluted shares	59.8		59.5	1		59.7		59.4	1
Book value per share	$30.40		29.28	4		30.40		29.28	4

Standard Commercial Lines

Standard Commercial Lines premiums, which represented 79% of total 2018 net premiums written, were up 6% in the fourth quarter compared to a year ago. This growth reflects strong renewal pure price increases of 3.4%, retention of 83%, and an increase in new business of 10%, to $92 million. The 0.9-point increase in the fourth quarter's combined ratio, to 92.9%, was driven by the items in the table below coupled with a $13.5 million, or 2.8 points, increase in current year loss costs above expectations driven by our commercial auto line of business. The favorable prior year casualty reserve development was predominantly driven by the workers compensation line of business, partially offset by adverse development in the commercial auto line of business that was driven by the 2015 to 2017 accident years.

For the year, premiums were up 6%, driven by 3.5% of renewal pure price increases and a 4% increase in new business. The combined ratio was 94.3%, compared to 91.6% from 2017, the drivers of which are outlined in the table below, as well as a $29.5 million, or 1.5 points, increase in current year loss costs above expectations driven by our commercial auto line of business. The favorable prior year casualty reserve development was predominantly driven by the workers compensation and general liability lines of business, partially offset by adverse development in the commercial auto line of business that was driven by the 2015 to 2017 accident years.

Standard Commercial Lines	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2018		2017			2018		2017
Net premiums written	$449.4		424.2	6%		$1,975.7		1,858.7	6%
Net premiums earned	489.8		461.2	6		1,912.2		1,788.5	7
Combined ratio	92.9%		92.0	0.9	pts	94.3%		91.6	2.7	pts
Loss and loss expense ratio	57.8		56.1	1.7		59.7		56.3	3.4
Underwriting expense ratio	34.8		35.5	(0.7)		34.2		35.0	(0.8)
Dividends to policyholders ratio	0.3		0.4	(0.1)		0.4		0.3	0.1
Catastrophe losses	2.5	pts	0.4	2.1		3.4	pts	2.2	1.2
Non-catastrophe property losses	11.8		12.5	(0.7)		12.8		11.5	1.3
(Favorable) prior year reserve development on casualty lines	(4.5)		(2.8)	(1.7)		(3.0)		(3.7)	0.7

Standard Personal Lines

Standard Personal Lines premiums, which represented 12% of total 2018 net premiums written, was similar in the quarter compared to a year ago and included renewal pure price increases of 4.6% and stable retention of 84%. The combined ratio in the fourth quarter was 91.8%, a 3.4-point decrease from a year ago, the drivers of which are outlined in the table below. The unfavorable prior year casualty reserve development was predominantly driven by the personal auto line of business for the 2016 and 2017 accident years.

For the year, premiums were up 4%, driven by renewal pure price increases of 3.8% and stable retention of 84%. The combined ratio was 95.8%, a 0.4-point decrease from a year ago, the drivers of which are outlined in the table below.

Standard Personal Lines	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2018		2017			2018		2017
Net premiums written	$72.7		72.8	—%		$309.3		296.8	4%
Net premiums earned	77.4		74.2	4		304.4		289.7	5
Combined ratio	91.8%		95.2	(3.4)	pts	95.8%		96.2	(0.4)	pts
Loss and loss expense ratio	63.8		64.9	(1.1)		67.9		65.4	2.5
Underwriting expense ratio	28.0		30.3	(2.3)		27.9		30.8	(2.9)
Catastrophe losses	(0.8)	pts	1.0	(1.8)		5.7	pts	5.6	0.1
Non-catastrophe property losses	27.5		28.0	(0.5)		30.1		26.3	3.8
Unfavorable prior year reserve development on casualty lines	5.8		4.0	1.8		1.5		2.8	(1.3)

Excess and Surplus Lines

Excess and Surplus Lines premiums, which represented 9% of total 2018 net premiums written, increased 7% in the quarter compared to a year ago, driven by a 29% increase in new business. We continue to address profitability in this line through targeted price increases, business mix shifts, and improved underwriting standards.  Over the past year, we have taken steps to exit some underperforming classes of E&S business, while entering into new distribution relationships. The premium growth in the fourth quarter continues to reflect the impact of one particularly large relationship that we established in the second quarter of 2018. The combined ratio for the fourth quarter was 92.9%, which was 3.6 points lower than a year ago, the drivers of which are outlined in the table below.

For the year, premiums were up 7%, driven by an 8% increase in new business, to $98 million, coupled with overall renewal pure price increases of 4.7%. The combined ratio was 100.3%, a 2.7-point decrease from a year ago, the drivers of which are outlined in the table below. The unfavorable prior year casualty reserve development was primarily driven by the 2015 and 2016 accident years, reflecting for the most part severity.

Excess and Surplus Lines	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2018		2017			2018		2017
Net premiums written	$60.7		56.9	7%		$229.3		215.1	7%
Net premiums earned	58.1		54.6	6		219.6		212.8	3
Combined ratio	92.9%		96.5	(3.6)	pts	100.3%		103.0	(2.7)	pts
Loss and loss expense ratio	61.5		63.0	(1.5)		68.5		69.4	(0.9)
Underwriting expense ratio	31.4		33.5	(2.1)		31.8		33.6	(1.8)
Catastrophe losses	6.0	pts	(1.0)	7.0		2.8	pts	5.3	(2.5)
Non-catastrophe property losses	7.1		15.5	(8.4)		11.2		10.6	0.6
Unfavorable prior year reserve development on casualty lines	—		—	—		5.5		4.7	0.8

Investment Income

Net investment income, after-tax, in the fourth quarter was $44 million, up 42% compared to a year ago. For the year, after-tax investment income was $160 million, up 35% from the prior year. The improvements in both periods were driven by: (i) higher interest rates; (ii) active portfolio management; (iii) excellent operating cash flow that was 18% of NPW; (iv) improved alternative investment returns; and (v) a lower Federal income tax rate. Our alternative investments generated $14 million in after-tax income in 2018, compared to $8 million in the prior year. In addition, after-tax net investment income benefited from higher reinvestment yields in 2018, including a 111 basis point increase in the 90-day London Interbank Offered Rate ("LIBOR"), which affected our floating rate securities that represented approximately 16% of our fixed income securities portfolio at year-end. The after-tax earned income yield on the portfolio averaged 2.8% during 2018.  After-tax new money yields averaged 2.9%, and the weighted average after-tax book yield on the fixed income portfolio was 3.0% at year-end. Invested assets per dollar of stockholders' equity was 3.33 at year-end.

Investments	Quarter ended December 31,		Change		Year-to-Date December 31,		Change
$ in millions, except per share data	2018	2017			2018	2017
Net investment income earned, after-tax	$44.2	31.2	42%		$160.5	118.5	35%
Net investment income per share	0.74	0.52	42		2.69	2.00	35
Effective tax rate	18.3%	26.8	(8.5)	pts	17.8%	26.8	(9.0)	pts
Average yields:
Fixed income securities:
Pre-tax	3.6%	3.1	0.5	pts	3.4%	3.0	0.4	pts
After-tax	2.9	2.3	0.6		2.8	2.2	0.6
Portfolio:
Pre-tax	3.7	3.0	0.7		3.4	2.9	0.5
After-tax	3.0	2.2	0.8		2.8	2.1	0.7

Balance Sheet

$ in millions, except per share data	December 31, 2018	December 31, 2017	Change
Total assets	$7,952.7	7,686.4	3%
Total investments	5,960.7	5,685.2	5
Long-term debt	439.5	439.1	—
Stockholders’ equity	1,791.8	1,713.0	5
Invested assets per dollar of stockholders’ equity	3.33	3.32	—
Book value per share	30.40	29.28	4

Book value per share increased 4% for the year, driven by net income, partially offset by unrealized losses on our fixed income securities portfolio from rising interest rates, coupled with dividends paid to shareholders.

Guidance
For 2019, Selective expects to generate the following results:

•	A GAAP combined ratio, excluding catastrophe losses, of 92.0%. This assumes no prior year casualty reserve development;

•	Catastrophe losses of 3.5 points;

•	After-tax net investment income of $175 million, which includes $8 million of after-tax net investment income from our alternative investments;

•
An overall effective tax rate of approximately 19%, which also includes an effective tax rate of 18% for net investment income, reflecting a tax rate of 5.25% for tax-advantaged municipal bonds, and a tax rate of 21% for all other items; and

•	Weighted average shares outstanding of 60 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:00 a.m. ET, on Friday, February 1, 2019 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on March 1, 2019.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

1Reconciliation of Net Income to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity differ from net income, net income per diluted share, and return on equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments and the deferred tax asset charge that was recognized in 2017 in relation to tax reform.  They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses on sales of securities in any given period is largely discretionary as to timing.  In addition, these net realized investment gains and losses, other-than-temporary investment impairments that are charged to earnings, unrealized gains and losses on equity securities, and the deferred tax asset charge could distort the analysis of trends.  These operating measurements are not intended as a substitute for net income, income per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of net income, net income per diluted share, and return on equity to non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Non-GAAP Operating Income

$ in millions	Quarter ended December 31,		Year-to-Date December 31,
	2018	2017	2018	2017
Net income	$45.8	30.2	178.9	168.8
Net realized and unrealized losses (gains), before tax	37.9	1.1	54.9	(6.4)
Tax on net realized and unrealized losses (gains)	(11.7)	(0.3)	(15.3)	2.2
Net realized and unrealized losses (gains)	26.2	0.7	39.6	(4.1)
Tax reform impact[2]	—	20.2	—	20.2
Non-GAAP operating income	$72.0	51.2	218.6	184.9
Reconciliation of Net Income per Diluted Share to Non-GAAP Operating Income per Diluted Share

	Quarter ended December 31,		Year-to-Date December 31,
	2018	2017	2018	2017
Net income per diluted share	$0.76	0.51	3.00	2.84
Net realized and unrealized losses (gains), before tax	0.63	0.02	0.92	(0.11)
Tax on net realized and unrealized losses (gains)	(0.20)	(0.01)	(0.26)	0.04
Net realized and unrealized losses (gains)	0.44	0.01	0.66	(0.07)
Tax reform impact[2]	—	0.34	—	0.34
Non-GAAP operating income per diluted share	$1.20	0.86	3.66	3.11

Reconciliation of Return on Equity to Non-GAAP Operating Return on Equity

	Quarter ended December 31,		Year-to-Date December 31,
	2018	2017	2018	2017
Annualized Return on Equity	10.4%	7.1	10.2	10.4
Net realized and unrealized losses (gains), before tax	8.6	0.3	3.1	(0.4)
Tax on net realized and unrealized losses (gains)	(2.7)	(0.1)	(0.8)	0.2
Net realized and unrealized losses (gains)	5.9	0.2	2.3	(0.2)
Tax reform impact[2]	—	4.7	—	1.2
Annualized Non-GAAP Operating Return on Equity	16.3%	12.0	12.5	11.4

Note: Amounts in the tables above may not foot due to rounding.

2 Deferred tax write-off that was recognized in the fourth quarter of 2017 in relation to the adoption of tax reform.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted, or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;

•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;

•	ratings downgrades could affect investment values and, therefore, statutory surplus;

•	the adequacy of our loss reserves and loss expense reserves;

•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods, and fires;

•	adverse market, governmental, regulatory, legal, or judicial conditions or actions;

•	the concentration of our business in the Eastern Region;

•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;

•	the impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss adjustment expenses;

•	uncertainties related to insurance premium rate increases and business retention;

•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s, and Fitch;

•	our entry into new markets and businesses; and

•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com